Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Record Net Income of $10 Million for 2004 increases Earnings per Share 8%

Fourth Quarter Earnings per Share increase 29%.

CRESTVIEW HILLS, KENTUCKY, January 24, 2005 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the fourth quarter and the year ended December 31, 2004. Net income for the year rose to a record $10 million for 2004, which produced diluted earnings per share of $1.68 per share an 8% increase from 2003. Earnings of $2.7 million for the fourth quarter of 2004 produced diluted earnings per share of $0.45 per share, an increase of 29% from the same period in 2003. Highlighting the 2004 results was the growth in net interest income, which increased 15% ($1,013,000) and 12% ($3,314,000) from the fourth quarter and the full year of 2003 respectively. These increases helped offset the 20% ($64,000) and 56% ($1,643,000) reduction in gains on the sale of mortgage loans from the fourth quarter and the full year of 2003 respectively.

A summary of the Company’s interim results follows:

Fourth Quarter ended December 31,	2004	2003	Change
Net income	$2,680,000	$2,093,000	28%
Net income per share, basic	$0.45	$0.35	29%
Net income per share, diluted	$0.45	$0.35	29%

Twelve Months ended December 31,	2004	2003	Change
Net income	$10,058,000	$9,359,000	7%
Net income per share, basic	$1.69	$1.57	8%
Net income per share, diluted	$1.68	$1.55	8%

Net interest income increased $1,013,000 or 15% in the fourth quarter of 2004, as compared to the same period in 2003. The increase was both the result of the increase in loans outstanding and a higher yielding mix of average earning assets from the fourth quarter of 2003. The mix of earning assets benefited from the increase in loans outstanding of $75 million and a corresponding decrease in overnight investments of $16 million from 2003. This mix helped increase the net interest margin from 3.77% in the fourth quarter of 2003 to 4.00% in the fourth quarter of 2004. The provision for loan losses of $500,000 in the fourth quarter of 2004 equaled the provision in the same period in 2003. For the year 2004 the provision for loan losses increased by $585,000 (54%) compared to 2003 resulting primarily from higher losses.

Non-interest income increased 13% in the fourth quarter of 2004 as compared to the same period in 2003, however for the year, non-interest income decreased 7% as compared to 2003. Driving the decrease in non-interest income for the year was the slowing mortgage loan refinancing market that led to a 56%, or $1,643,000, reduction in gains on the sale of mortgage loans. Non-interest expense increased 7% for the quarter and 5% for the year as compared to 2003. The largest increase in non-interest expense was salaries and employee benefits expenses, which increased 11% and 10% from the fourth quarter and the full year of 2003 respectively.

Total assets were $878 million at year-end 2004, which was $62 million or 8% higher than the same date a year ago. Total loans grew $59 million or 9% growth from December 31, 2003 and were funded by an increase in deposits of $54 million or 8% and an increase in stockholders’ equity of $7 million or 10%.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Fourth Quarter Comparison				Year ended December 31, Comparison
Income Statement Data	12/31/04	12/31/03	% Change		2004	2003	% Change
Net interest income	$7,881	$6,868	15%		$29,993	$26,679	12%
Provision for loan losses	500	500	0%		1,675	1,090	54%
Service charges on deposit accounts	894	832	7%		3,680	3,502	5%
Gains on the sale of mortgage loans	256	320	(20)%		1,281	2,924	(56)%
Other non-interest income	985	736	34%		3,300	2,514	31%
Salaries and employee benefits expense	2,601	2,342	11%		10,386	9,445	10%
Occupancy and equipment expense	860	875	(2)%		3,357	3,387	(1)%
Other non-interest expense	2,068	1,931	7%		7,859	7,652	3%
Net income	2,680	2,093	28%		10,058	9,359	7%
Per Share Data
Basic earnings per share	$0.45	$0.35	29%		$1.69	$1.57	8%
Diluted earnings per share	0.45	0.35	29%		1.68	1.55	8%
Cash dividends declared	0.00	0.00	00%		0.23	0.17	35%
Earnings Performance Data
Return on equity	14.70%	12.58%	212	bps	14.39%	14.83%	(44	)bps
Return on assets	1.23%	1.04%	19	bps	1.21%	1.19%	2	bps
Net interest margin	4.00%	3.77%	23	bps	3.99%	3.75%	24	bps

Balance Sheet Data					12/31/04	12/31/03	%Change
Investments					$64,266	$59,535	8%
Total loans					719,157	660,442	9%
Allowance for loan losses					7,214	6,855	5%
Total assets					878,129	815,976	8%
Total deposits					752,800	698,727	8%
Total borrowings					46,734	46,197	1%
Stockholders’ equity					73,664	66,689	10%
Asset Quality Data
Allowance for loan losses to total loans					1.00%	1.04%
Non-performing loans to total loans					.72%	.53%
Annualized charge-offs to average loans					.19%	.10%

	Five-Quarter Comparison
Income Statement Data	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03
Net interest income	$7,881	$7,714	$7,334	$7,064	$6,868
Provision for loan losses	500	500	350	325	500
Service charges on deposit accounts	894	994	946	846	832
Gains on the sale of mortgage loans	256	222	480	323	320
Other non-interest income	985	805	781	729	736
Salaries and employee benefits expense	2,601	2,655	2,593	2,537	2,342
Occupancy and equipment expense	860	868	794	835	875
Other non-interest expense	2,068	2,034	1,915	1,842	1,931
Net income	2,680	2,465	2,602	2,311	2,093
Per Share Data
Basic earnings per share	$0.45	$0.42	$0.44	$0.39	$0.35
Diluted earnings per share	0.45	0.41	0.43	0.38	0.35
Cash dividends declared	0.00	0.12	0.00	0.11	0.00
Earnings Performance Data
Return on equity	14.70%	14.09%	15.07%	13.66%	12.58%
Return on assets	1.23%	1.17%	1.27%	1.15%	1.04%
Net interest margin	4.00%	4.05%	3.99%	3.92%	3.77%

Balance Sheet Data	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03
Investments	$64,266	$48,633	$50,233	$48,896	$59,535
Total loans	719,157	712,275	692,025	671,794	660,442
Allowance for loan losses	7,214	7,385	7,180	7,017	6,855
Total assets	878,129	853,444	833,204	819,209	815,976
Total deposits	752,800	708,486	696,936	696,196	698,727
Total borrowings	46,734	68,656	62,238	50,243	46,197
Stockholders’ equity	73,664	71,084	69,687	68,345	66,689
Asset Quality Data
Allowance for loan losses to total loans	1.00%	1.04%	1.04%	1.04%	1.04%
Non-performing loans to total loans	.72%	.61%	.48%	.56%	.53%
Annualized charge-offs to average loans	.37%	.17%	.11%	.10%	.15%

About BKFC

BKFC, a bank holding company with assets of approximately $878 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-six branch locations and thirty-seven ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

###